Exhibit 99.1

Misonix, Inc. Announces Fourth Quarter and

Fiscal Year End 2015 Financial Results

Fourth Quarter Revenues UP 21%;

Fiscal Year Revenues Increased 30%;

For Immediate Release

Investor Relations Contacts:
Misonix Contact:	Lytham Partners, LLC
Richard Zaremba	Robert Blum, Joe Dorame, Joe Diaz
631-694-9555	602-889-9700
invest@misonix.com	mson@lythampartners.com

FARMINGDALE, NY – August 20, 2015 — Misonix, Inc. (NASDAQ: MSON), an international surgical device company that designs, manufactures and markets innovative therapeutic ultrasonic products for spine surgery, skull based surgery, neurosurgery, wound and burn debridement, cosmetic surgery, laparoscopic surgery and other surgical applications, today announced financial results for the fourth quarter and full year fiscal 2015 ended June 30, 2015.

Highlights for the fourth quarter and full year fiscal 2015 included:

•	Net sales for the fourth quarter fiscal 2015 were $6.7 million, a 21% increase, compared to $5.6 million for the same period in fiscal 2014. For the full year, revenue increased 30% to $22.2 million versus $17.1 million in fiscal 2014. Net Income for the fiscal year ended June 30, 2015 totaled $5.6 million or $0.69 per diluted share, which included a $2.9 million reversal of the valuation allowance previously recorded against deferred tax assets.
•	For the fourth quarter fiscal 2015 BoneScalpel® revenue worldwide increased 48% to $3.7 million versus $2.5 million. For the full year, BoneScalpel worldwide revenue increased 44% to $11.1 million.
•	BoneScalpel units sold or consigned worldwide in the fourth quarter fiscal 2015 totaled 71 compared to 53 systems; an increase of 34%. For the full year, BoneScalpel units sold or consigned worldwide increased 27% to 241 versus 190 in the previous fiscal year.
•	For the fourth quarter fiscal 2015 BoneScalpel revenue in the United States increased 60% to $1.7 million compared to $1.1 million during fourth quarter fiscal 2014. There were 83 BoneScalpel units consigned in the United States during the fiscal year 2015 compared to 59 systems consigned during fiscal 2014. Total BoneScalpel units installed in the U.S. are 346.
•	BoneScalpel worldwide disposable revenue increased 60% to $7.7 million
•	For the full year, SonaStar® revenue increased 14% to $7.2 million compared to $6.3 million in fiscal 2014.
•	SonaStar worldwide disposable revenue for the fiscal year 2015 increased 11% to $2.9 million.
•	SonicOne® fourth quarter 2015 revenue worldwide increased 99% to $985,000 compared to $494,000 in the fourth quarter of 2014. SonicOne full year 2015 revenue increased 47% to $3.3 million compared to $2.2 million in fiscal 2014.
•	SonicOne disposable worldwide revenue increased 95% for fiscal year 2015 to $2.2 million compared to $1.1 million in fiscal 2014.

•	For the fourth quarter 2015 recurring revenue – comprised of BoneScalpel, SonaStar and SonicOne disposables sales - totaled $4.1 million, or 60% of total fourth quarter fiscal revenue compared to $2.5 million or 46% of total fourth quarter fiscal 2014 revenue.
•	For the full year recurring revenue - comprised of BoneScalpel, SonaStar and SonicOne disposable sales - totaled $12.8 million or 58% of total 2015 revenue, compared to $8.6 million or 50% of total fiscal 2014 revenue.

Fourth Quarter Fiscal 2015 Financial Results

Revenue for the three months ended June 30, 2015 was $6.7 million, a 21% increase, when compared to $5.6 million for the same period in fiscal 2014. The increase was primarily attributable to a 48% increase in BoneScalpel revenue to $3.7 million and a 99% increase in SonicOne revenue to $985,000.

There were 71 BoneScalpel units sold or consigned worldwide during fourth quarter fiscal 2015 compared to 53 BoneScalpel units sold or consigned during the fourth quarter of fiscal 2014. There were 19 BoneScalpel Systems consigned in the United States during the fourth quarter fiscal 2015 compared to 15 consigned units for the same time period in fiscal 2014. BoneScalpel disposable sales in the United States increased 72% to $2.6 million during fourth quarter fiscal 2015 compared to the same period in fiscal 2014.

During the quarter, the Company received royalty payments totaling $1.0 million.

The Company reported net income of $3.8 million, or $0.46 earnings per diluted share, for the fourth quarter fiscal 2015 which included a $2.9 million reversal of a valuation allowance against its deferred tax asset compared to net income of $1.4 million, or $0.18 per share, for the same period in fiscal 2014.

Full Year Fiscal 2015 Financial Results

Revenue for full year fiscal 2015 ended June 30, 2015 was $22.2 million, a 30% percent increase, compared to $17.1 million in fiscal 2014, principally attributable to an increase of 44% in BoneScalpel revenue to $11.1 million, a 14% increase in SonaStar revenue to $7.2 million and a 47% increase in SonicOne revenue to $3.3 million.

BoneScalpel units sold or consigned for the full year ended June 30, 2015 totaled 241 compared to 190 systems in full year 2014.There were 83 BoneScalpel Systems consigned in the United States during the fiscal year 2015 compare to 59 BoneScalpel Systems consigned in the United States during the fiscal year 2014. BoneScalpel disposables revenue in the United States for full year fiscal 2015 increased 60% to $7.7 million versus the comparable period in 2014.

SonaStar units worldwide sold for full year fiscal 2015 totaled 111 systems versus 96 systems sold in fiscal 2014. SonicOne OR units sold or consigned for full year fiscal 2015 totaled 22 systems, which included 18 consigned units, versus 29 systems, which included 24 consigned units in fiscal 2014. SonicOne OR disposable revenue worldwide for full year fiscal 2015 increased to $2.0 million, which was the first year disposables were sold.

Royalty income increased to $4.2 million for the twelve months ended June 30, 2015 compared to $3.7 million for the same period in fiscal 2014.

The Company reported net income of $5.6 million, or $0.69 per diluted share, for the full year ended June 30, 2015 which included a $2.9 reversal of a valuation allowance against its deferred tax assets compared to net income of $1.4 million, or $0.19 per diluted share, for fiscal year 2014.

Michael A. McManus Jr., President and CEO stated, “We are very pleased with the operational and financial results of fiscal year 2015. We operated at a very high level throughout the year with total revenue increasing 30%, primarily driven by maintaining momentum in terms of increased unit sales, consignments and disposables revenue. BoneScalpel and SonicOne unit sales grew at strong double-digit rates for the fourth quarter was well as for the entire year. Recurring revenue – which is comprised of disposables revenue from our three major product lines –grew by 50% to $12.8 million compared to $8.6 million in fiscal 2014 and accounted for 58% of total fiscal year 2015 revenue. Our razor/razorblade model is operating very efficiently and demonstrates the continued acceptance of the benefits of our products and it sets the stage for continuing revenue growth in 2016 and beyond.”

Mr. McManus continued, “We are particularly pleased with the revenue growth generated in a number of international markets, where we realized very strong double-digit increases in sales and maintain price levels that we believe bodes well for the coming years. The acceptance of our products by hospitals and surgeons around the world continues to expand. The safety profile of our BoneScalpel in surgical procedures continues to be increasingly recognized from the beneficial results reported of less blood loss, less bone fragmentation and reduction in overall time required to complete surgical procedures. Our SonicOne product for wound debridement in the operating room and our SonaStar for precise soft tissue aspiration and removal of tumors and bone structures are also becoming increasingly recognized as important operating room systems. We expect to be able to successfully increase market penetration, revenue and profit growth in the coming years.”

Mr. McManus concluded, “The financial strengths of the Company continue. We now have a cash position that exceeds $9 million; and we carry no long-term debt. We maintain our commitment to fund operations from internally generated cash flow. That commitment has served us well over the years and we are now well positioned for improved growth going forward. We made significant progress in fiscal 2015 in the marketing and the sales of our products, the addition of new personnel and the upgrading of our computer systems and support. We are focused on continuing that momentum into fiscal 2016.”

Conference Call:

The Company has scheduled a conference call today, Thursday, August 20, 2015, at 4:30 pm ET to review the results.

Interested parties can access the conference call by dialing (877) 317-6789 or (412) 317-6789 or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company’s website at www.misonix.com.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 10071256. A webcast replay will be available in the Investor Relations section of the Company’s website at www.misonix.com for 30 days.

About Misonix

Misonix, Inc. designs, develops, manufactures and markets therapeutic ultrasonic medical devices. Misonix's therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $1.5 billion annually; Misonix's proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company's Web site at www.misonix.com.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company's business lines, and other factors discussed in the Company's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

Financial Tables to Follow

MISONIX, INC. And Subsidiaries

Consolidated Balance Sheets

Unaudited

	June 30, 2015	June 30, 2014

Assets
Current Assets:
Cash and cash equivalents	$9,623,749	$7,039,938
Accounts receivable, less allowance for doubtful accounts of $126,868 and $136,868, respectively	4,481,247	3,759,152
Inventories, net	4,303,163	4,217,350
Prepaid expenses and other current assets	441,562	367,830
Deferred income tax-current	2,118,716	-
Total current assets	20,968,437	15,384,270

Property, plant and equipment, net of accumulated depreciation and amortization of $5,672,287 and $4,842,009, respectively	2,056,600	1,517,852
Goodwill	1,701,094	1,701,094
Intangible and other assets	954,405	924,653
Deferred income tax-long term	773,712	-
Total assets	$26,454,248	$19,527,869

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,147,414	$1,650,323
Accrued expenses and other current liabilities	1,532,094	1,457,250
Total current liabilities	2,679,508	3,107,573

Deferred income	20,395	51,318
Deferred lease liability	-	16,614
Total liabilities	2,699,903	3,175,505

Commitments and contingencies

Stockholders' equity:
Capital stock, $0.01 par value - shares authorized 20,000,000, 7,869,095 and 7,412,096 shares issued and 7,744,113 and 7,334,536 shares outstanding, respectively	78,691	74,121
Additional paid-in capital	30,531,129	28,169,622
Accumulated deficit	(5,909,215)	(11,480,386)
Treasury stock, at cost, 124,982 and 77,560 shares, respectively	(946,260)	(410,993)
Total stockholders' equity	23,754,345	16,352,364
Total liabilities and stockholders' equity	$26,454,248	$19,527,869

MISONIX, INC. and Subsidiaries

Condensed Consolidated Statements of Operations

Unaudited

	Three Months Ended		Twelve Months Ended
	June 30		June 30
	2015	2014	2015	2014
Net sales	$6,749,436	$5,578,147	$22,204,578	$17,060,435

Cost of goods sold	2,256,637	1,927,362	7,280,276	5,933,867

Gross profit	4,492,799	3,650,785	14,924,302	11,126,568

Selling expenses	2,492,432	1,846,402	9,062,695	7,272,726
General and administrative expenses	1,619,362	1,172,767	5,983,623	4,691,055
Research and development expenses	423,258	397,378	1,592,923	1,711,751
Total operating expenses	4,535,052	3,416,547	16,639,241	13,675,532

(Loss) income from operations	(42,253)	234,238	(1,714,939)	(2,548,964)

Total other income	1,026,366	1,169,916	4,234,363	3,706,174

Income from continuing operations before income taxes	984,113	1,404,154	2,519,424	1,157,210

Income tax (benefit)/expense	(2,840,855)	16,754	(2,784,632)	30,630

Net income from continuing operations	3,824,968	1,387,400	5,304,056	1,126,580

Net income from discontinued operations, net of tax	7,469	1,793	267,115	266,719
Net income	$3,832,437	$1,389,193	$5,571,171	$1,393,299

Net income per share from continuing operations-Basic	$0.50	$0.19	$0.70	$0.15
Net income per share from discontinued operations-Basic	0.00	0.00	0.04	0.04
Net income per share-Basic	$0.50	$0.19	$0.74	$0.19

Net income per share from continuing operations-Diluted	$0.46	$0.18	$0.66	$0.15
Net income per share from discontinued operations-Diluted	0.00	0.00	0.03	0.04
Net income per share-Diluted	$0.46	$0.18	$0.69	$0.19

Weighted average common shares-basic	7,721,489	7,301,157	7,580,450	7,232,004

Weighted average common shares-diluted	8,247,545	7,684,842	8,094,119	7,467,592